Consent of Independent Registered Public Accounting Firm




The Board of Directors
Cooperative Bankshares, Inc.


We consent to the use of our reports dated March 10, 2008, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in the Cooperative Bankshares, Inc. and Subsidiary 2007 Annual Report on Form 10-K incorporated by reference herein.

/s/ Dixon Hughes PLLC

Greenville, North Carolina
May 7, 2008